Exhibit 99.1

SIXTH AMENDMENT TO THE

ADVANCEPCS SAVINGS PLAN

THIS AGREEMENT, entered into this 19th day of November, 2003, by AdvancePCS.

W I T N E S S E T H:

WHEREAS, on December 19, 2001, the Employer adopted the Third Amendment to the AdvancePCS Savings Plan (the “Plan”) that amended and restated the Plan effective January 1, 2002;

WHEREAS, on November 29, 2002, the Employer executed the Fourth Amendment to the Plan in order to specify the process for amending and terminating the Plan;

WHEREAS, on November 30, 2002, the Employer executed the Fifth Amendment to the Plan in order to amend the Plan to (1) provide for safe harbor matching contributions, (2) comply in good faith with the requirements of the Economic Growth and Tax Relief and Reconciliation Act of 2001, (3) reflect Notice 2002-4 and Notice 2001-37, and (4) contain the model amendment language for Code Section 401(a)(9) provided in Revenue Procedure 2002-29;

WHEREAS, the Employer desires to amend the Plan to (1) reflect the merger of the Accordant Health Services 401(k) Plan (the “AHS Plan”) into the Plan effective January 1, 2004, (2) provide that, effective January 1, 2004, Employees living in Puerto Rico shall become ineligible to become Plan participants, (3) provide that, effective January 1, 2004, Plan participants living in Puerto Rico shall become ineligible to make, or have made on their behalf, salary reduction contributions, employer matching contributions, employer nonelective contributions, specified minimum employer contributions, and rollover contributions with respect to Plan Years beginning on or after January 1, 2004;

NOW, THEREFORE, the Plan is amended by this Sixth Amendment the provisions of which are effective as set forth below. Unless changed by this Sixth Amendment, all terms used in this Sixth Amendment shall have the same meaning as in the Plan. All provisions of the Plan shall be deemed to be unchanged except as specifically hereby amended and each provision of this Sixth Amendment shall be effective as of January 1, 2004, unless a different effective date is stated for such provision. The Sixth Amendment is as follows:

I. Section 1.01(a)(28)(I) – Plan Page 8. The Plan’s definition of “Service” in Section 1.01(a)(28) of the Plan is amended by adding the following subparagraph (I) that provides how service with Accordant Health Services, Inc. before January 1, 2004, will be administered under the Plan:

(I) Notwithstanding any provision of this Plan to the contrary, Service counted under the terms of the AHS Plan prior to January 1, 2004, for any participant in such plan on December 31, 2003, shall count as Service under this Plan. Furthermore, for purposes of vesting rules of Section 10.1, a Participant’s

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number of completed One Years of Service under this Plan on January 1, 2004, shall not be less than the number of years of service that the Participant has for vesting purposes in the AHS Plan determined pursuant to the rules of such plan on December 31, 2003.

II. Section 2.01 – Plan Page 10. Effective January 1, 2004, Plan Section 2.01 is amended by adding the following sentence that excludes employees residing in Puerto Rico from being eligible to be Plan Participants:

Notwithstanding any other language in this Section 2.01, effective on and after January 1, 2004, an Eligible Employee residing in Puerto Rico shall not be eligible to become a Plan Participant.

III. Section 2.02 – Plan Page 10. Effective January 1, 2004, Plan Section 2.02 is amended by adding the following sentence that excludes employees residing in Puerto Rico from being eligible to be Plan Participants:

Notwithstanding any other language in this Section 2.02, effective on and after January 1, 2004, an Eligible Select Employee residing in Puerto Rico shall not be eligible to become a Plan Participant.

IV. Section 2.05(e) – Plan Page 12. The Plan’s rules for crediting Hours of Service in Plan Section 2.05 are amended by adding the following subparagraph (e) that provides how service with Accordant Health Services, Inc. before January 1, 2004, will count as Hours of Service under the Plan:

(e) Notwithstanding any other provision in this Plan to the contrary, (1) service credited under the AHS Plan with respect to a participant in such plan on December 31, 2003, shall be taken into account in determining such individual’s Hours of Service under this Plan. Furthermore, in determining whether a Participant has completed at least One Year of Eligibility Service, the number of Completed Years of Service that the Participant has for eligibility purposes under this Plan as of December 31, 2003, shall not be less than the number of years of service that the Participant has for eligibility purposes in the AHS Plan on the December 31, 2003 (determined pursuant to the rules of such plan on such date).

V. Section 3.01 – Plan Page 13. Effective January 1, 2004, Plan Section 3.01 is amended by adding the following sentence that excludes Employee/Participants residing in Puerto Rico from being eligible to make Salary Reduction Contributions:

Notwithstanding any other language in Plan Sections 3.01-3.05 or any other Plan Section, effective on and after January 1, 2004, a Participant residing in Puerto Rico shall not be eligible to make Salary Reduction Contributions to the Plan with respect to Base Earnings attributable to Plan Years beginning after December 31, 2003.

VI. Section 3.06 – Plan Page 19. Effective January 1, 2004, Section 3.06 is amended by adding the following sentence that excludes Employee/Participants residing in Puerto Rico

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from being eligible to share in Employer Nonelective Contributions, Qualified Nonelective Contributions or Qualified Matching Contributions:

Notwithstanding any other language in Plan Section 3.06 or any other Plan Section, effective on and after January 1, 2004, a Participant residing in Puerto Rico shall not be eligible to share in any Employer Nonelective Contributions, Qualified Nonelective Contributions or Qualified Matching Contributions made to the Plan with respect to Plan Years beginning after December 31, 2003.

VII. Sections 3.07 – Plan Page 20. Effective January 1, 2004, Section 3.07 is amended by adding the following sentence that excludes Employee Participants residing in Puerto Rico from being eligible to make Rollover Contributions:

Notwithstanding any other language in Plan Section 3.07 or any other Plan Section, effective on and after January 1, 2004, a Participant residing in Puerto Rico shall not be eligible to make a Rollover Contribution to the Plan.

VIII. Section 3.08 – Plan Page 20. The following new paragraph is, effective January 1, 2004, added to the Plan and reads as follows:

The AHS Plan shall be merged into this Plan on January 1, 2004. During the transition period between the effective dates of GUST and the date the AHS Plan was amended for GUST, the AHS Plan was permitted, and some cases required, to be operated in a manner that is inconsistent with the AHS Plan’s terms but consistent with changes in the qualification requirements made by GUST. The AHS Plan was restated effective January 1, 2003. The adoption agreement and basic plan document that comprise the AHS Plan are hereby incorporated by reference and specify the operation of the AHS Plan before the restatement of the AHS Plan effective January 1, 2003.

IX. Section 3.09(a) – Plan Page 21. Effective January 1, 2004, Section 3.09(a) is amended by adding the following sentence that excludes Employee Participants residing in Puerto Rico from being eligible to share in Specified Minimum Employer Contributions:

Notwithstanding any other language in Plan Section 3.09 or any other Plan Section, effective on and after January 1, 2004, a Participant residing in Puerto Rico shall not be eligible to share in any Specified Minimum Employer Contributions made to the Plan with respect to Plan Years beginning after December 31, 2003.

X. Section 6.01(c-e) – Plan Page 29. Effective January 1, 2004, Section 6.01(c), (d) and (e) are amended to read as follows:

(c) Salary Reduction Contributions. The Participant’s Salary Reduction Contributions to the Plan, and the earnings thereon, and amounts transferred to the Plan from the Participant’s Prior Plan Basic Contribution Salary Deferral Sub-Account, Supplemental Contributions Salary Deferral Sub-Account, and Quarterly Contribution Sub-Account, and the earnings thereon. Salary Reduction Contributions by API Plan, CHI Plan, FFI Plan, TC Plan or AHS Plan

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participants, adjusted for the investment earnings or losses thereon, that are in such plans on the date the plan is merged into this Plan shall be credited to this account.

(d) ESOP Employer Matching Contributions. Prior to November 1, 1999, the Employer Minimum Matching Contributions and Employer Additional Matching Contributions to the ESOP allocated to the Participant pursuant to subsection 18.04(a) and 18.04(b), as such subsections were in effect prior to November 1, 1999 and the earnings thereon. Effective November 1, 1999, ESOP Employer Matching Contributions are redesignated as Employer Matching Contributions. Employer matching contributions (and employer profit sharing contributions under the AHS Plan), adjusted for the investment earnings or losses thereon, credited under the API Plan, the CHI Plan, the FFI Plan, the TC Plan, or the AHS Plan to participants in such plans who become Participants in this Plan shall be credited to this account, i.e., the account containing Employer Matching Contributions adjusted investment earnings and losses thereon.

(e) Rollover Contributions. The amounts rolled over into the Plan by a Participant pursuant to section 3.07, and the earnings thereon. Rollover Contributions that are in the API Plan, CHI Plan, FFI Plan, TC Plan, or AHS Plan on the date such plan is merged into this Plan shall be credited to this account.

XI. Section 10.01(a)(1)(A) – Plan Page 34. Effective January 1, 2004, the first 14 lines of Section 10.01(a)(1)(A) (as amended and contained in the Fifth Amendment to the Plan) are amended to read as follows:

(A) Amount of Payment. A Participant who ceases to be employed by an Employer on or after July 1, 2001, shall fully vested in and therefore entitled to the value of his Salary Reduction Contributions Account, Prior Plan After Tax Contributions Account, Prior Plan Before Tax Employer Contributions Account, and Employer Safe Harbor Matching Contribution Account. A Participant who ceases to be employed by an Employer on or after July 1, 2001, shall also be entitled to his vested interest in the value of his Employer Matching Contributions Account, based on the Participant’s full Years of Service. A Participant who is employed by an Employer on or after June 30, 2001, (or in the case of a Participant who ceased to be employed by the sponsor of the CHI Plan, the TC Plan, or the FFI Plan before January 1, 2002, and who was not an Employee of the other Employers on January 1, 2002) (or in the case of a Participant who ceased to be employed by the sponsor of the AHS Plan before January 1, 2004, and who was not an Employee of the other Employers on January 1, 2004) will be credited with all prior Years of Service for any Employer and the vested interest in such a Participant’s Employer Matching Contributions Account shall be determined by the following schedule:

XII. Section 18.03(g) – Plan Page 69. Effective January 1, 2004, Section 18.03(g) is amended by adding the following sentence that excludes Employee/Participants residing in Puerto Rico from being eligible to share in Employer Matching Contributions.

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Notwithstanding any other language in Plan Section 18 or any other Plan Section, effective on and after January 1, 2004, a Participant residing in Puerto Rico shall not be eligible to share in any Employer Matching Contributions made to the Plan with respect to Plan Years beginning after December 31, 2003.

IN WITNESS WHEREOF, the undersigned has affixed his signature on the date contained in the first “Whereas” paragraph of this Sixth Amendment.

“Employer”

AdvancePCS

By:	/s/ Steven C. Mizell
Steven C. Mizell

Its:	Senior Vice President
Chief Corporate Resources Officer

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